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Exhibit 10.4

EMPLOYMENT AGREEMENT

        THIS AGREEMENT (the "Agreement") is made as of September 18, 2007 by and between Virgin Media Inc., a Delaware corporation (the "Company"), and Mark Schweitzer (the "Executive").

        WHEREAS, the Company wishes to employ the Executive as Chief Commercial Officer reporting directly to the Chief Operating Officer or Chief Executive Officer, effective as of October 1, 2007 (the "Effective Date"), and

        WHEREAS, the Executive wishes to accept such employment and to render services to the Company on the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
Effectiveness. This Agreement shall be effective as of the Effective Date.

2.
Employment Term.
(a)	The term of the Executive's employment pursuant to this Agreement (the "Employment Term") shall commence as of the Effective Date and shall end on September 30, 2010, unless the Employment Term terminates earlier pursuant to Section 6 of this Agreement. The Employment Term may be extended by mutual agreement of the Company and the Executive, such agreement to be reached by thirty days prior to the expiration date.
(b)
Title; Duties. During the Employment Term, the Executive shall serve as Chief Commercial Officer reporting directly to the Chief Operating Officer or Chief Executive Officer, and shall perform such duties, services and responsibilities as are reasonably requested from time to time by the Chief Operating Officer or Chief Executive Officer and normal and customary for this position. During the Employment Term, the Executive shall be based in the United Kingdom, but shall undertake such overseas travel as is necessary for the proper performance of his duties hereunder.

During the Employment Term, the Executive shall devote substantially all of his time to the performance of the Executive's duties hereunder. During the Employment Term, the Executive will not, without the prior written approval of the Chief Executive Officer of the Company, engage in any other business activity which interferes in any material respect with the performance of the Executive's duties hereunder or which is in violation of written policies established from time to time by the Company. Nothing contained in this Agreement shall preclude the Executive from devoting a reasonable amount of time and attention during the Employment Term to (i) serving, with the prior approval of the Chief Executive Officer of the Company, as a director, trustee or member of a committee of any not-for-profit organization; (ii) serving on the board of directors of no more than one for-profit company, subject, however, to the Executive giving prior notification to the Chief Executive Officer of the Company and obtaining the consent of the Chief Executive Officer of the Company as to the identity of the company; (iii) engaging in charitable and community activities; and (iv) managing personal and family investments and affairs, so long as any activities of the Executive which are within the scope of clauses (i) to (iv) of this Section 2(b) do not interfere in any material respect with the performance of the Executive's duties hereunder. The Executive shall inform the General Counsel of the Company about any such activities.

3.
Monetary Remuneration.
(a)
Salary. During the Employment Term, in consideration of the performance by the Executive of the Executive's obligations hereunder to the Company and its parents, subsidiaries, affiliates and joint ventures (collectively, the "Company Affiliated Group") in any capacity (including any services as an officer, director, employee, member of any Board committee or management committee or otherwise), the Company shall pay to the Executive an annual salary of £330,000 from the Effective Date until the expiration (the "Base Salary"). The Base Salary shall be payable in accordance with the normal payroll practices of the Company in effect from time to time for senior management generally; provided, that the Executive may elect to receive all or any portion of the Base Salary in U.S. dollars, subject to the Company's Exchange Rate Policy in effect from time to time. If the Executive provides services to members of the Company Affiliated Group other than the Company, no additional compensation shall be paid by any such member to the Executive, and any compensation for such services (if any) shall be paid to the Company.

  (b)
  Annual Cash Bonus/Other.

  (i)
  During each fiscal year of the Company that the Employment Term is in effect, the Executive shall be eligible to earn a cash bonus in the sole discretion of the Board pursuant to the terms of the Company's Executive Bonus Scheme in the expected range of 0% to 150% (75% on-target), prorated for any partial calendar year (the "Annual Cash Bonus"). The Executive shall be entitled to participate in the Company's 2008/2010 Long Term Incentive Plan (LTIP), as may be amended from time to time. The LTIP is a discretionary Company scheme. The Executive may elect to receive all or any portion of the cash bonus or cash LTIP payment, if any, in U.S. dollars, subject to the Company's Exchange Rate Policy in effect from time to time.

  (ii)
  During the Employment Term, the Executive shall be eligible to receive options to purchase common stock of the Company in addition to the options described in Appendix A at such exercise prices, schedules as to exercisability and other terms and conditions as may be determined in the sole discretion of the Board or its Compensation Committee under the Virgin Media Inc. 2006 Stock Incentive Plan.

4.
Benefits.
(a)
General. During the Employment Term, the Executive shall be entitled to participate in those employee benefit plans, programs, policies and arrangements (including fringe benefit and executive perquisite programs and policies) set forth on Appendix B in accordance with the terms thereof as they may be in effect from time to time.

(b)
Reimbursement of Expenses. During the Employment Term, the Company shall reimburse the Executive for all reasonable business expenses incurred by the Executive in carrying out the Executive's duties, services and responsibilities under this Agreement, so long as the Executive complies with the general procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses applicable to senior management generally.

5.
Annual Leave. For each whole and partial calendar year during the Employment Term, the Executive shall be entitled to 28 days of paid vacation (prorated from the Effective Date and for any partial calendar year), to be credited and taken in accordance with the Company's policy as in effect from time to time.

6.
Termination.
(a)
Termination of Employment. The Company may terminate the employment of the Executive in a Termination Without Cause upon 30 days' written notice to the Executive. The Company may (at its discretion) at any time following the giving of such notice (but not exceeding the length of the notice given) cease to provide work for the Executive in which event during such notice period the other provisions of this Agreement shall continue to have full force and effect but the Executive shall not be entitled to access to any premises of the Company or any member of the Company Affiliated Group. In addition, the employment of the Executive shall automatically terminate as of the date on which the Executive dies or is Disabled. For the purposes of this Agreement, the Executive shall be "Disabled" as of any date if, as of such date, the Executive has been unable, due to physical or mental incapacity, to substantially perform the Executive's duties, services and responsibilities hereunder either for a period of at least 180 consecutive days or for at least 270 days in any consecutive 365-day period, whichever may be applicable. Upon termination of the Executive's employment during the Employment Term because the Executive dies or is Disabled, the Company shall cause the Executive (or the Executive's estate, if applicable) to be provided with death or disability benefits (as applicable) pursuant to the plans, programs, policies and arrangements of the Company Affiliated Group as are then in effect with respect to senior managers. In addition, upon any termination of the Executive's employment under Sections 6(a), (b) and (c) during the Employment Term, the Company shall cause the Executive to be paid any earned but unpaid portion of the Base Salary and consistent with the Company's bonus policy then in effect, annual cash bonus, if any. (The Company's bonus policy may affect the timing of any payment, the proration factor and may provide for non payment of the bonus). Immediately following termination of the Executive's employment for any reason, the Employment Term shall terminate.

  (b)
  Termination Without Cause; Constructive Termination Without Cause. Upon a Termination Without Cause or a Constructive Termination Without Cause, the Company shall, as soon as practicable following the Executive's execution and delivery to the Company of the general release of claims set forth in Section 6(f) and, following the expiration of any applicable revocation period, cause the Executive to be paid a lump-sum severance payment of cash equal to the Severance Amount. The term "Severance Amount" means an amount equal to:

  (i)
  for the period from the Effective Date to and including March 31, 2008, one-half of Base Salary;

  (ii)
  for the period from April 1, 2008 to and including September 30, 2008, one times Base Salary; and

  (iii)
  for the period from October 1, 2008 and thereafter, two times Base Salary.

    provided that in the event the Termination Without Cause or Constructive Termination Without Cause occurs within three months after the occurrence of a Change of Control, then the Severance Amount shall be two times Base Salary. The term "Change of Control means an "Acceleration Event" under the Company's 2006 Stock Incentive Plan, as amended from time to time.

  (c)
  Termination upon Non-Renewal of the Employment Term. Unless the parties hereto agree otherwise, the Employment Term and the Executive's employment with the Company shall end on the expiration date. In connection with such termination of employment, the Company shall, as soon as practicable following the Executive's execution and delivery to the Company of the general release set forth in Section 6(f) and following the expiration of any applicable revocation period, cause the Executive to be paid a lump-sum severance payment of cash equal to the product of the Base Salary times one-half (1/2). In the event that the Executive has not obtained subsequent employment (as a common-law employee, as an independent contractor or in any other capacity) by the end of the six-month period following the date of termination pursuant to this Section 6(c), then, during each of the six calendar months after such six-month period, the Company shall cause the Executive to be paid additional severance pay equal to one-twelfth of the Base Salary; provided, that the right to additional severance pay pursuant to this sentence shall terminate as to any unpaid portion of such severance pay when the Executive first obtains any such subsequent employment. Upon a termination of the Executive's employment during the Employment Term by the Company for Cause, or upon termination by the Executive with 30 days' written notice given to the Company (other than a Constructive Termination Without Cause), the Executive shall be entitled to earned but unpaid Base Salary and benefits through the date of termination, and the Executive shall not be entitled to any other payments or benefits.

  (d)
  Upon any termination of the Executive's employment during the Employment Term other than by the Company for Cause, the Executive and his family shall be entitled to continued medical benefits under (and in accordance with the terms of) the Company's benefit plans for one year from the date of termination, less any applicable tax or national contributions.

    The severance payments described above shall be in lieu and inclusive of any salary and other benefits which would be payable to the Executive in respect of any statutory notice period in the UK.

    For purposes of this Agreement:

    (i)
    A "Constructive Termination Without Cause" means a termination of the Executive's employment during the Employment Term by the Executive following the occurrence of any of the following events without the Executive's prior consent: (A) any material adverse diminution in the Executive's responsibilities or authorities; or (B) assignment to the Executive of duties that are inconsistent, in a material respect, with the scope of duties and responsibilities generally relevant or associated with his position. The Executive shall give the Company 10 days' notice of the Executive's intention to terminate the Executive's employment and claim that a Constructive Termination Without Cause (as defined in (A) or (B) above) has occurred, and such notice shall describe the facts and circumstances in support of such claim in reasonable detail. The Company shall have 10 days thereafter to cure such facts and circumstances if possible.

    (ii)
    A "Termination Without Cause" means a termination of the Executive's employment during the Employment Term by the Company other than for Cause.

    (iii)
    "Cause" means (x) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony or to any crime involving fraud, embezzlement or breach of trust; (y) the willful or continued failure of the Executive to perform the Executive's duties hereunder (other than as a result of physical or mental illness); or (z) in carrying out the Executive's duties hereunder, the Executive has engaged in conduct that constitutes gross neglect or willful misconduct, unless the Executive believed in good faith that such conduct was in, or not opposed to, the best interests of the Company and each member of the Company Affiliated Group. The Company shall give the Executive 10 days' notice of the Company's intention to terminate the Executive's employment and claim that facts and circumstances constituting Cause exist, and such notice shall describe the facts and circumstances in support of such claim. The Executive shall have 10 days thereafter to cure such facts and circumstances if possible. If the Chief Executive Officer reasonably concludes that the Executive has not cured such facts or circumstances within such time, Cause shall not be deemed to have been established unless and until the Executive has received a hearing before the Chief Executive Officer (if promptly requested by the Executive) and the Chief Executive Officer within 10 days of the date of such hearing (if so requested) reasonably confirms the existence of Cause and the termination of the Executive therefore.

  (e)
  Effect of Section 409A of the Internal Revenue Code. If the Executive is a "specified employee" on the date of termination of the Executive's employment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations there under, notwithstanding any provision of the Agreement relating to the timing of payments to the Executive hereunder, if Section 409A would cause the imposition of the additional tax under Section 409A if paid as provided in Section 6 of the Agreement, then as much of the severance payment as may be paid without the imposition of the additional tax shall be paid in a lump sum as aforesaid, and any remaining portion of the severance payment shall be paid upon the day following the six-month anniversary of the date of termination. For purposes of this Agreement, "Specified Employee" shall mean a "specified employee" within the meaning of Code section 409A(a)(2)(B)(i), as determined by the Company's Compensation Committee.

  (f)
  Release; Full Satisfaction. Notwithstanding any other provision of this Agreement, no notice or severance pay shall become payable under this Agreement unless and until the Executive executes a general release of claims in form and manner reasonably satisfactory to the Company and substantially similar to Appendix C, and such release has become irrevocable (it being the intention of the parties that the Executive provide the Company with a complete release of any and all claims as a condition to the receipt of the severance pay under this Agreement); provided, that the Executive shall not be required to release any indemnification rights, continuing rights to benefits under the Company's employee benefit plans, or rights to future payments or benefits under this Agreement. The payment of severance pay to be provided to the Executive pursuant to this Section upon termination of the Executive's employment shall constitute the exclusive payment in the nature of severance or termination pay or salary continuation which shall be due to the Executive upon a termination of employment and shall be in lieu of any other such payments under any plan, program, policy or other arrangement which has heretofore been or shall hereafter be established by any member of the Company Affiliated Group and shall be in respect of any such claims or payments due or arising from any benefits, rights or entitlements in any jurisdiction.

  (g)
  Resignation. Upon termination of the Executive's employment for any reason, the Executive shall be deemed to have resigned from all positions with any member of the Company Affiliated Group, as applicable.

  (h)
  Cooperation Following Termination. Following termination of the Executive's employment for any reason, the Executive agrees to reasonably cooperate with the Company upon the reasonable request of the Chief Executive Officer or Chief Financial Officer of the Company and to be reasonably available to the Company with respect to matters arising out of the Executive's services to any member of the Company Affiliated Group. The Company shall reimburse or, at the Executive's request, advance the Executive for expenses reasonably incurred in connection with such matters.

7.
Executive's Representation. The Executive represents to the Company that the Executive's execution and performance of this Agreement does not violate any agreement or obligation (whether or not written) that the Executive has with or to any person or entity including any prior employer.

8.
Executive's Covenants.
(a)
Confidentiality. The Executive agrees and understands that the Executive has been, and in the Executive's position with the Company the Executive will be, exposed to and receive information relating to the confidential affairs of the Company Affiliated Group, including without limitation technical information, business and marketing plans, strategies, customer (or potential customer) information, other information concerning the products, promotions, development, financing, pricing, technology, inventions, expansion plans, business policies and practices of the Company Affiliated Group, whether or not reduced to tangible form, and other forms of information considered by the Company Affiliated Group to be confidential and in the nature of trade secrets. The Executive will not knowingly disclose such information, either directly or indirectly, to any person or entity outside the Company Affiliated Group without the prior written consent of the Company; provided, however, that (i) the Executive shall have no obligation under this Section 8(a) with respect to any information that is or becomes publicly known other than as a result of the Executive's breach of the Executive's obligations hereunder and (ii) the Executive may (x) disclose such information to the extent he determines that so doing is reasonable or appropriate in the performance of the Executive's duties or, (y) after giving prior notice to the Company to the extent practicable, under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or by judicial or regulatory process. The Executive shall comply with the Company's data protection policies. Upon termination of the Executive's employment, the Executive shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive in the course of or otherwise in connection with the Executive's services to the Company Affiliated Group during or prior to the Employment Term.

  (b)
  Non-Competition and Non-Solicitation. During the period commencing upon the Effective Date and ending on the eighteen month anniversary of the termination of the Executive's employment with the Company, the Executive shall not, as an employee, employer, stockholder, officer, director, partner, colleague, consultant or other independent contractor, advisor, proprietor, lender, or in any other manner or capacity (other than with respect to the Executive's services to the Company Affiliated Group), directly or indirectly:

  (i)
  perform services for, or otherwise have any involvement with, a business unit of a person, where such business unit competes directly or indirectly with any member of the Company Affiliated Group by (x) owning or operating broadband or mobile communications networks for telephone, mobile telephone, cable television or internet services, (y) providing mobile telephone, fixed line telephone, television or internet services or (z) owning, operating or providing any content-generation services or television channels, in each case principally in the United Kingdom (the "Core Businesses"); provided, however, that this Agreement shall not prohibit the Executive from owning up to 1% of any class of equity securities of one or more publicly traded companies;

  (ii)
  hire any individual who is, or within the six months prior to the Executive's termination was, an employee of any member of the Company Affiliated Group whose base salary at the time of hire exceeded £65,000 per year; or

  (iii)
  solicit, in competition with any member of the Company Affiliated Group in the Core Businesses, any business, or order of business from any person that the Executive knows was a current or prospective customer of any member of the Company Affiliated Group during the Executive's employment;

    provided, that, notwithstanding the foregoing, the Executive shall not be deemed to be in violation of clause (i) or (iii) of the foregoing by virtue of acting as an attorney (as partner, associate, shareholder, member or employee) or as vice president, director or managing director or similar position at any accounting firm, law firm, investment banking firm or consulting firm, institutional investor or similar entity, in each case so long as the Executive takes reasonable steps to insulate himself from the businesses and activities of any such entity that relate to the Core Businesses during any period that this Section 8(b) is in effect.

  (c)
  Proprietary Rights. The Executive assigns all of the Executive's interest in any and all inventions, discoveries, improvements and patentable or copyrightable works initiated, conceived or made by the Executive, either alone or in conjunction with others, during or prior to the Employment Term and related to the business or activities of any member of the Company Affiliated Group to the Company or its nominee. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments that the Company shall in good faith deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interest of any member of the Company Affiliated Group therein. These obligations shall continue beyond the conclusion of the Employment Term with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive during the Employment Term.

  (d)
  Acknowledgment. The Executive expressly recognizes and agrees that the restraints imposed by this Section 8 are reasonable as to time and geographic scope and are not oppressive. The Executive further expressly recognizes and agrees that the restraints imposed by this Section 8 represent a reasonable and necessary restriction for the protection of the legitimate interests of the Company Affiliated Group, that the failure by the Executive to observe and comply with the covenants and agreements in this Section 8 will cause irreparable harm to the

    Company Affiliated Group, that it is and will continue to be difficult to ascertain the harm and damages to the Company Affiliated Group that such a failure by the Executive would cause, that the consideration received by the Executive for entering into these covenants and agreements is fair, that the covenants and agreements and their enforcement will not deprive the Executive of an ability to earn a reasonable living, and that the Executive has acquired knowledge and skills in this field that will allow the Executive to obtain employment without violating these covenants and agreements. The Executive further expressly acknowledges that the Executive has had the opportunity to consult with counsel or has consulted counsel before executing this Agreement.

9.
Indemnification.
(a)
To the extent permitted by applicable law, the Company shall indemnify the Executive against, and save and hold the Executive harmless from, any damages, liabilities, losses, judgments, penalties, fines, amounts paid or to be paid in settlement, costs and reasonable expenses (including without limitation attorneys' fees and expenses), resulting from, arising out of or in connection with any threatened, pending or completed claim, action, proceeding or investigation (whether civil or criminal) against or affecting the Executive by reason of the Executive's service from and after the Effective Date as an officer, director or employee of, or consultant to, any member of the Company Affiliated Group, or in any capacity at the request of any member of the Company Affiliated Group, or an officer, director or employee thereof, in or with regard to any other entity, employee benefit plan or enterprise (other than arising out of the Executive's acts of misappropriation of funds or actual fraud). In the event the Company does not compromise or assume the defense of any indemnifiable claim or action against the Executive, the Company shall promptly pay to the Executive to the extent permitted by applicable law all costs and expenses incurred or to be incurred by the Executive in defending or responding to any claim or investigation in advance of the final disposition thereof; provided, however, that if it is ultimately determined by a final judgment of a court of competent jurisdiction (from whose decision no appeals may be taken, or the time for appeal having lapsed) that the Executive was not entitled to indemnity hereunder, then the Executive shall repay forthwith all amounts so advanced. The Company may not agree to any settlement or compromise of any claim against the Executive, other than a settlement or compromise solely for monetary damages for which the Company shall be solely responsible, without the prior written consent of the Executive, which consent shall not be unreasonably withheld. This right to indemnification shall be in addition to, and not in lieu of, any other right to indemnification to which the Executive shall be entitled pursuant to the Company's Certificate of Incorporation or Bylaws or otherwise.

10.
Miscellaneous.
(a)
Non-Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party to enforce each and every provision in accordance with its terms. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar conditions or provisions at that time or at any prior or subsequent time.

(b)
Notices. All notices required or permitted hereunder will be given in writing, by personal delivery, by confirmed facsimile transmission (with a copy sent by express delivery) or by express next-day delivery via express mail or any reputable courier service, in each case addressed as follows (or to such other address as may be designated):

If to the Company:	909 Third Avenue, Suite 2863 New York, NY 10022 United States Attention: General Counsel Fax: (212) 906-8497
If to the Executive:	Mark Schweitzer [Intentionally omitted]
With a copy to the Executive's address on file with the Company's payroll department.

    Notices that are delivered personally, by confirmed facsimile transmission, or by courier as aforesaid, shall be effective on the date of delivery.

  (c)
  Binding Effect: Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) and assigns. Notwithstanding the provisions of the immediately preceding sentence, the Executive shall not assign all or any portion of this Agreement without the prior written consent of the Company.

  (d)
  Withholding: Social Security. The Company shall have the right to withhold or cause to be withheld from any payments made pursuant to this Agreement all federal, state, city, foreign or other taxes and social security or similar payments as shall be required to be withheld pursuant to any law or governmental regulation or ruling. Notwithstanding the foregoing, the Executive shall remain responsible for all such amounts as he may owe in respect of his compensation hereunder. Any payments made pursuant to this Agreement will be subject to US social security deductions for the Employment Term and the Company and the Executive shall be responsible for making their respective employer and employee contributions thereto, and the Executive hereby authorizes the Company to deduct from any payments to be made to the Executive his employee social security contributions and remit these to the relevant authority.

  (e)
  Data Protection. In accordance with relevant data protection legislation, the Company will hold and process the information it collects relating to the Executive in the course of the Executive's employment for the purposes of employee administration, statistical and record keeping purposes, including information for occupational health and pension purposes. This may include information relating to the Executive's physical or mental health. Some of the Executive's information may be processed outside the European Economic Area, including without limitation in the United States. The Executive's information will be treated confidentially and will only be available to authorized persons.

  (f)
  Entire Agreement. This Agreement constitutes the complete understanding between the parties with respect to the Executive's employment and supersedes any other prior oral or written agreements, arrangements or understandings between the Executive and any member of the Company Affiliated Group. Without limiting the generality of this Section 10(f), effective as of the Effective Date, this Agreement supersedes any existing employment, retention, severance and change-in-control agreements or similar arrangements or understandings, including without limitation the prior agreements between the Executive and the Company and any member of the Company Affiliated Group, and any and all claims under or in respect of the prior agreements that the Executive may have or assert on or following the Effective Date shall be governed by and completely satisfied and discharged in accordance with the terms and conditions of this Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

  (g)
  Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

  (h)
  Governing Law, Etc. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (without regard, to the extent permitted by law, to any conflict of law rules which might result in the application of laws of any other jurisdiction). The Executive irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and any federal court sitting in the State of New York. Each of the parties waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of or in connection with this Agreement and the employment and other matters that are the subject of this Agreement and agrees that any such action, claim or proceeding may be brought exclusively in a federal or state court sitting in the State of New York.

  (i)
  Modifications. Neither this Agreement nor any provision hereof may be modified, altered, amended or waived except by an instrument in writing duly signed by the party to be charged.

  (j)
  Interpretations. As used in this Agreement, the term "including" means "including without limitation", references to Sections or Appendices refer to Sections or Appendices of this Agreement unless otherwise specifically provided. The headings contained herein are solely for purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

  (k)
  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument and all signatures need not appear on the same counterpart.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed, and the Executive has executed this Agreement as of the day and year first above written, in each case effective as of the Effective Date.

VIRGIN MEDIA INC.
By:	/s/ BRYAN H. HALL Bryan H. Hall Secretary and General Counsel

THE EXECUTIVE
/s/ MARK SCHWEITZER Mark Schweitzer

Appendix A

Virgin Media Inc. Equity-Based Compensation

  •
  Options to purchase common stock of Virgin Media Inc.

  •
  General Options:

  •
  The Executive will be granted 400,000 options at an exercise price equal to the mid-market value of the Company's stock on the Grant Date.

  •
  Vesting period = 5 years.

  •
  The options granted will vest 20% on each anniversary of the Grant Date (the first vesting shall be one year after the Grant Date).

  •
  Only 20% of the unvested options will accelerate upon an Acceleration Event (i.e. a change of control) in the first year. 100% of the unvested options will accelerate upon an Acceleration Event in years 2-5.

  •
  Performance-based Options:

  •
  The Executive will be granted 75,000 options at an exercise price equal to the mid-market value of the Company's stock on the Grant Date.

  •
  Vesting period = 5 years.

  •
  The options granted will be subject to performance conditions to be determined by the Compensation Committee.

  •
  Options will not accelerate upon an Acceleration Event unless determined otherwise by the Compensation Committee.

  •
  Other terms: the options are subject to Compensation Committee approval and will be governed by the Company's 2006 Stock Incentive Plan, the individual stock option agreement, and the Company's insider trading policy.

Appendix B—Employment Benefits

Executive Benefit Plans, Programs, Policies and Arrangements Applicable to Executive

Private Healthcare

        The Executive is entitled to become a member of the Cigna International private medical and dental expenses insurance scheme providing such cover for the Executive and his fiancée/spouse/partner and children (as defined in the rules of the scheme) as the Company may from time to time notify to the Executive. This benefit will be subject to deduction of tax in line with UK taxation requirements.

Insurance Schemes

        The Executive is entitled to become a member of the life assurance and sickness and disability insurance scheme (as defined in the rules of the schemes) providing such cover for the Executive as the Company may from time to time notify to him as follows:

        Cigna International—life cover and accidental disability and dismemberment.

        Unum Provident—long-term disability cover.

Pension

        The Executive is entitled to become a member of the US 401(k) Plan subject to its terms and US tax regulations, as amended from time to time. The Company shall deduct from the Executive's salary any contributions payable by him from time to time to the Plan provider. The Company will make matching contributions to the 401(k) Plan in accordance with the terms of the Plan.

Exchange Rate

        All payments and allowances to the Executive shall be in UK sterling; provided that, in accordance with the Company Policy, the Executive may elect, prior to receiving any such payments, (i) to have a percentage of his cash bonus payment paid in U.S. dollars and (ii) to receive any severance payment to have it paid in U.S. dollars, subject in all cases to the Company Exchange Rate Policy in effect from time to time. In order for the Company to make any deductions from the Executive's salary, which are denominated in US dollars and to make any payments into his US Bank account, the Company will be entitled to convert the relevant payments to the Executive to and from US dollars and UK sterling based on the Company's Exchange Rate Policy.

Tax Assistance

        The Executive will be entitled to use (reasonably) the Company's tax advisors (at the Company's discretion) to assist in the preparation of his US and UK income tax returns, in accordance with the Company's policy.

Housing Assistance

        The Executive will be entitled to reside in a property leased by the Company, in a premium lease, at a rate of no greater than the equivalent of £7,000 p.c.m. (London Apartment) or £7,500 p.c.m. (Suburban Home) commencing as soon as reasonably practicable after the Effective Date.

Other Expenses

        The Executive shall be entitled to:

  •
  £5000 (gross) relocation bonus.

  •
  Two months temporary housing expenses, as reasonably necessary and as per Company policy.

  •
  Reasonable moving expenses upon commencement of employment and upon return to the USA in the event of a termination or the expiration of this agreement, pursuant to Company policy using Company's approved movers.

  •
  Car allowance of £12,500 per annum (gross), as per Company policy.

  •
  Expatriate expenses as identified in Appendix B-1.

  •
  The Company shall provide tax equalisation pursuant to its Tax Equalisation Policy as in effect from time to time. The present policy is set forth in Appendix B-2.

Appendix B-1—Expatriate Expenses

Draft Virgin Media: Assignment Compensation Summary Sheet

Personal/Assignment Information
Assignee Name:		Mark Schweitzer
Assignee's Home Address		[Intentionally omitted]
Home Country:	United States of America	Host Country:	United Kingdom
Length of Assignment:		3 years
Commencement date		October 1, 2007
End date		September 30, 2010
Annual Leave Entitlement:		28 days (pro rata depending on commencement date)
Accompanied Assignment:		Partner: yes (tick if accompanying)
Dependant(s): none (total accompanying assignee)
Assignment Remuneration Details
Assignment Base Salary (Gross):		£330,000
Tax Equalised:		Yes
Home for Tax Equalisation Purposes:		As per Company policy
		Tick if Applies	Maximum Spend (£)
Tax Services		X	As Agreed with Buzzacotts or the Company's tax service provider
Pre-Assignment Visit—Hotel Accommodation		X	As per Company policy
Pre-Assignment Visit—Daily Per Diem		X	As per Company policy
Relocation Allowance		X	£5,000
Temporary Accommodation		X	As per Company policy

Assignment Remuneration Details
Housing		X	£7,000 p.c.m (London Apartment) or £7,500 p.c.m (Suburban Home)
Furniture Hire		X	As per Company policy
Company Car Cash Allowance		X	£12,500 per annum
Home Leave		X	As per Company policy
Other Details
LTIP	Participation in the 2008-2010 LTIP (if any). Likely structure is as follows:

Restricted stock: grant of restricted stock units will vest with an aggregate value (based on the fair market value of our common stock as of the grant date) up to 100% of your current annual base salary if performance goals are achieved and you are continuously employed by the company at the payment date. You will receive (at the Compensation Committee's discretion) either shares of common stock or cash equal to the fair market value of shares of common stock, in accordance with the performance goals that apply to the award.

Share Options: A grant of stock options may be made to you where the number of options granted is based on a value of underlying shares that, on the grant date, is approximately equal in value to 50% of your current annual base salary. To determine this value, we use an option pricing model, known as Black-Scholes, which simply expressed is a commonly accepted formula for valuing stock awards taking into account various factors including volatility of stock over a given period of time and assumptions regarding exercise periods. The options will vest, subject to continued employment with the company, in tranches of 20% on the 1st January of each year.
Bonus	75% OTE (0-75-150%)
Pension	As per Company policy as in effect from time to time (Company payment to US Virgin Media Inc. 401(k) plan of 2/3rds of Executive's actual contribution to a maximum of 6% of base salary).
Social Security	Home
Healthcare	Cigna International Plan for self and spouse
Disability Insurance	UNUM Group Plan (for self)
Vision Plan	As per Company policy

NOTE: THIS DOCUMENT ONLY PROVIDES A SUMMARY, REFERENCE MUST BE MADE TO THE VIRGIN MEDIA EXPATRIATE POLICY (AS IN EFFECT FROM TIME TO TIME) AND THE VIRGIN MEDIA TAX EQUALISATION POLICY (AS IN EFFECT FROM TIME TO TIME) FOR CONDITIONS ATTACHING TO ALL ITEMS DESCRIBED ABOVE

Appendix B-2—Tax Equalisation Policy

        [Intentionally omitted]

Appendix C

Release Agreement

        WHEREAS, Mark Schweitzer (the "Executive") was employed by Virgin Media Inc. (the "Company") as its Chief Commercial Officer pursuant to an Employment Agreement, dated September           , 2007 (the "Employment Agreement");

        NOW, THEREFORE, in consideration of the following payments and benefits:

        — [list benefits] (collectively the "Payments and Benefits"),

and the mutual release set forth herein, the Executive voluntarily, knowingly and willingly accepts the Payments and Benefits under this Release Agreement in full and final settlement of any claims which the Executive has brought or could bring against the Company in relation to the Executive's employment or the termination of that employment and agrees to the terms of this Release Agreement.

1.
The Executive acknowledges and agrees that the Company is under no obligation to offer the Executive the Payments and Benefits, unless the Executive consents to the terms of this Release Agreement. The Executive further acknowledges that he is under no obligation to consent to the terms of this Release Agreement and that the Executive has entered into this Release Agreement freely and voluntarily after having the opportunity to obtain legal advice in the United States and the United Kingdom.

2.
The Executive voluntarily, knowingly and willingly releases and forever discharges the Company and its Affiliates, together with their respective officers, directors, partners, shareholders, employees, agents, and the officers, directors, partners, shareholders, employees, agents of the foregoing, as well as each of their predecessors, successors and assigns (collectively, "Releasees"), from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Executive or his executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have against Releasees by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Release Agreement by the Executive. The release being provided by the Executive in this Release Agreement includes, but is not limited to, any rights or claims relating in any way to the Executive's employment relationship with the Company, or the termination thereof, or under any statute, including the United States federal Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1990, the Americans with Disabilities Act of 1990, the Executive Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, UK and European Union law for a redundancy payment or for remedies for alleged unfair dismissal, wrongful dismissal, breach of contract, unlawful discrimination on grounds of sex, race, age, disability, sexual orientation, religion or belief, unauthorized deduction from pay, non-payment of holiday pay and breach of the United Kingdom Working Time Regulations 1998, detriment suffered on a ground set out in section 47B of the Employment Rights Act 1996 (protected disclosures), breach of the National Minimum Wage Act 1998 and compensation under the Data Protection Act 1998, each as amended, and any other U.S. or foreign federal, state or local law or judicial decision.

3.
The Executive acknowledges and agrees that he shall not, directly or indirectly, seek or further be entitled to any personal recovery in any lawsuit or other claim against the Company or any other Releasee based on any event arising out of the matters released in paragraph 2. The Executive and the Company acknowledge that the conditions regulating compromise agreements in England and Wales including the Employment Rights Act 1996, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Disability Discrimination Act 1995, the Working Time Regulations 1998, the Employment Equality (Age) Regulations 2006 and the National Minimum Wage Act 1998 have been satisfied in respect of this Release Agreement.

4.
Nothing herein shall be deemed to release (i) any of the Executive's rights to the Benefits or (ii) any of the benefits that the Executive has accrued prior to the date this Release Agreement is executed by the Executive under the Company's employee benefit plans and arrangements, or any agreement in effect with respect to the employment of the Executive of (iii) any claim for indemnification as provided under Section 9 of the Employment Agreement.

5.
In consideration of the Executive's release set forth in paragraph 2, the Company knowingly and willingly releases and forever discharges the Executive from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Company now has or hereafter can, shall or may have against him by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Release Agreement by the Company, provided, however, that nothing herein is intended to release any claim the Company may have against the Executive for any illegal conduct.

6.
The Executive represents and warrants to the Company that:

(i)
Prior to entering into this Release Agreement, the Executive received independent legal advice from [    ] (the "UK Independent Adviser"), who has signed the certificate at Appendix 1;

(ii)
Such independent legal advice related to the terms and effect of this Release Agreement in accordance with the laws of England and Wales and, in particular, its effect upon the Executive's ability to make any further claims under the laws of the United Kingdom in connection with the Executive's employment or its termination;

(iii)
The Executive has provided the UK Independent Adviser with all available information which the UK Independent Adviser requires or may require in order to advise whether the Executive has any such claims; and

(iv)
The Executive was advised by the UK Independent Adviser that there was in force, at the time when the Executive received the independent legal advice, a policy of insurance covering the risk of a claim by the Executive in respect of losses arising in consequence of that advice.

7.
The Company will contribute up to a maximum of £250 plus value added tax towards any legal fees reasonably incurred by the Executive in obtaining independent legal advice regarding the terms and effect of this Release Agreement under the laws of the United Kingdom. The contribution will be paid following the Company receiving from the UK Independent Adviser's firm an appropriate invoice addressed to the Executive and expressed to be payable by the Company.

8.
The Executive acknowledges that he has been offered the opportunity to consider the terms of this Release Agreement for a period of at least forty five (45) days, although he may sign it sooner should he desire. This release of claims given by the Executive herein will not become effective until seven days after the date on which the Executive has signed it without revocation. Subject to no revocation taking place, the Release Agreement will, upon signature by both parties and the following the expiry of the revocation period, be treated as an open document evidencing a binding agreement.

9.
This Release Agreement together with the attached letter dated [insert date] and the Employment Agreement (as amended hereby) constitute the entire agreement between the parties hereto, and supersede all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

10.
Except as provided in the next following sentence, all provisions and portions of this Release Agreement are severable. If any provision or portion of this Release Agreement or the application of any provision or portion of this Release Agreement shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Release Agreement shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law; provided, however, that, to the maximum extent permitted by applicable law, (i) if the validity or enforceability of the release or claims given by the Executive herein is challenged by the Executive or his estate or legal representative, the Company shall have the right, in its discretion, to suspend any or all of its obligations hereunder during the pendency of such challenge, and (ii) if, by reason of such challenge, such release is held to be invalid or unenforceable, the Company shall have no obligation to provide the Payments and Benefits.

11.
This Release Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

        IN WITNESS WHEREOF, the parties have executed this Release Agreement as of [insert date].

VIRGIN MEDIA INC.
/s/ Mark Schweitzer	/s/ Name:

Date:	Title:

Appendix 1

Independent Adviser's Certificate

        I, [            ], certify that Mark Schweitzer ("the Executive") has received independent legal advice from me as to the terms and effect of this Release Agreement under the laws of the United Kingdom in accordance with the provisions of the Employments Rights Act 1996, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Disability Discrimination Act 1995, the Working Time Regulations 1998, the Employment Equality (Age) Regulations 2006 and the National Minimum Wage Act 1998.

        I also warrant and confirm that I am a solicitor of the Supreme Court of England and Wales, and hold a current practicing certificate. My firm, [    ], is covered by a policy of insurance, or an indemnity provided for members of a profession or professional body, which covers the risk of any claim by the Executive in respect of any loss arising in consequence of such advice that I have given to him in connection with the terms of this agreement.

Signed:

Date:

QuickLinks

  Exhibit 10.4
EMPLOYMENT AGREEMENT
Appendix A
Appendix B—Employment Benefits
Appendix B-1—Expatriate Expenses
Appendix B-2—Tax Equalisation Policy
Appendix C
Release Agreement
Appendix 1